Exhibit 99.1

Jabil Announces Upcoming Changes to the Board of Directors

Thomas A. Sansone to Retire, New Directors to Stand for Election to the Board

ST. PETERSBURG, Fla. – November 3, 2023 – Jabil Inc. (NYSE: JBL), a global manufacturing solutions provider, today announced forthcoming changes to its Board of Directors. Thomas A. Sansone, who currently serves as the vice chair of the Board and held the position of President of Jabil from 1988 to 1999, has decided not to seek re-election at Jabil’s annual shareholders’ meeting in January 2024.

“Tom joined Jabil forty years ago in 1983 and has been an integral part of Jabil’s success. He was instrumental in taking our company public in 1993, while stewarding the early days of our growth and globalization efforts. Tom’s care, vision, leadership and commitment played a pivotal role in setting a deep and solid foundation, from which Jabil operates today,” said Mark Mondello, Jabil’s Executive Chairman.

“On behalf of our Board, I extend a heartfelt thank you to Tom for his service, which spans five decades. His retirement signifies the end of an era — an era filled with his personality, guidance, and counsel.”

In addition, Jabil is pleased to announce that Jamie Siminoff and Tiger Tyagarajan have been nominated to stand for election to the Board of Directors. This will take place during Jabil’s annual shareholders’ meeting in January 2024.

“We’re pleased and excited to announce the nomination of Jamie and Tiger to our Board,” said Mondello. “When I think about Jamie’s entrepreneurial spirit and successful track record, coupled with Tiger’s significant experience in leading a highly prosperous global corporation, I see tremendous benefit to Jabil.”

Mr. Siminoff is the founder and chief inventor at Ring, a security giant committed to reducing neighborhood crime through its range of products. Since its inception, Ring has demonstrated remarkable growth and was acquired by Amazon in 2018. Prior to Ring, Siminoff established several successful enterprises, including the first voicemail-to-text company and a service that assisted email users in removing commercial emails from their inboxes.

Mr. Tyagarajan is the President and CEO of Genpact, a renowned global professional services firm recognized for its digital transformation solutions. Under Tyagarajan’s pioneering leadership, a General Electric division was transformed into Genpact. Known for his strategic thinking and deep understanding of global business trends, Tyagarajan has fostered a culture of diversity and inclusion, enabling teams to devise innovative solutions and enhance business performance for a whole range of global enterprises. His profound knowledge of conducting business across the globe, including in India and Southeast Asia, will provide valuable insights to Jabil.

“I look forward to the unique perspectives and practical wisdom that Jamie and Tiger will bring to our Board. Their insights will be invaluable to our leadership team as we continue to advance our strategic path forward,” said Jabil CEO Kenny Wilson.

About Jabil:

Jabil (NYSE: JBL) is a manufacturing solutions provider with over 250,000 employees across 100 locations in 30 countries. The world’s leading brands rely on Jabil’s unmatched breadth and depth of end-market experience, technical and design capabilities, manufacturing know-how, supply chain insights, and global product management expertise. Driven by a common purpose, Jabil and its people are committed to making a positive impact on their local community and the environment. Visit www.jabil.com to learn more.

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Investor Contact

Adam Berry

Vice President, Investor Relations

adam_berry@jabil.com

Media Contact

Timur Aydin

Director, Enterprise Content and Media

publicrelations@jabil.com